EXHIBIT 5

July 25, 2001

Board of Directors
PFF Bancorp, Inc.
350 South Garey Avenue
Pomona, California 91766

        Re: PFF Bancorp, Inc. 1999 Incentive Plan

Ladies and Gentlemen:

We have been requested by PFF Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 625,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued under the PFF Bancorp, Inc. 1999 Incentive Plan (the "Plan"). We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

Sincerely,
PATTON BOGGS LLP

By: /s/ Mary M. Sjojuist
Mary M. Sjoquist